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                                                                   EXHIBIT 10.68


                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this "Agreement"), made as of this 29th day of March, 2002 by and between FFM Acquisition Corp., a corporation organized and existing under the laws of the State of California ("Buyer"), Fast Forward Marketing, Inc., a corporation organized and existing under the laws of the State of California ("Seller"), Intervisual Books, Inc., a corporation organized and existing under the laws of the State of California (the "Stockholder") and Kanakaris Wireless, a corporation organized and existing under the laws of the State of Nevada ("Kanakaris") with respect to Sections 5.1, 5.2, 5.3 and 12 only.

                                    RECITALS:

        Seller is engaged in the business of distributing video products for major motion picture studios and independent film and video producers. Seller desires to sell, and Buyer desires to acquire, the property and assets comprising the Business, upon the terms and conditions set forth herein. Kanakaris is the 50% shareholder of Buyer.

        IN CONSIDERATION of the mutual covenants, agreements, representations and warranties set forth herein, and in reliance thereon, Buyer and Seller agree as follows:

                             SECTION 1. DEFINITIONS

        The capitalized and certain other terms used herein shall have the meanings ascribed to them in Schedule 1 to this Agreement.

                           SECTION 2. THE TRANSACTION

        2.1 Assets To Be Acquired. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, on and as of the Closing Date, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire, the Business as a going concern and all of Seller's right, title and interest in and to the Purchased Assets, as the same shall exist as of the Closing Date (excluding the Excluded Assets listed in Section 2.2), including without limitation:

            (a) all Accounts Receivable;

            (b) all Inventory;

            (c) all Equipment, a list of which is set forth in Schedule 2.1(c);

            (d) all Intellectual Property, a portion of which is set forth in
Schedule 2.1(d), together with the goodwill associated therewith and symbolized thereby; and any licenses relating to the Intellectual Property used in or useful to the Business, whether to or from Seller and all income, royalties, damages and payments due or payable with respect to any time on or after the Closing Date, including, without limitation, damages and payments for infringements or misappropriations of any of the Intellectual Property throughout the world after the Closing Date; and all rights of Seller in and to, including rights to enforce the terms of, confidentiality

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agreements and noncompetition agreements of, and any agreements relating to the assignment of Intellectual Property made by, prior and present employees of Seller and any such agreements with any other Person with respect to the Intellectual Property;

            (e) all Technical Information;

            (f) all Computer Software Assets;

            (g) all Prepaid Expenses;

            (h) all Contracts and Leases;

            (i) all Open Orders;

            (j) all Permits, a list of which is set forth in Schedule 2.1(j);

            (k) all Books and Records; all property, records and copies of personnel records of employees who become Hired Employees after the Closing Date and the right to receive and retain mail and other communications relating to the Business;

            (l) all certifications, ratings, listings and similar benefits from any product or quality control certification organization and all systems and manuals related thereto;

            (m) all memberships of Seller relating to the Business in, and all rights as a member of, the industry, trade, civic, social and other associations, organizations and clubs, a list of which is set forth in Schedule 2.1(m); and

            (n) all other assets (including causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets or the Business.

        2.2 Excluded Assets. Notwithstanding Section 2.1, the following assets shall be excluded from this Agreement and shall not be sold, conveyed, assigned, transferred or delivered to Buyer pursuant hereto:

            (a) Any insurance policies maintained by Seller with respect to the Business and any prepaid insurance expenses;

            (b) Any intercompany deposits with Seller and intercompany receivables from Seller or an Affiliate of Seller;

            (c) Seller's franchise to be a corporation, its certificates of incorporation, bylaws, minutes books and other records having to do with the organization and capitalization of Seller;

            (d) Any claims and rights against third parties (including, without limitation, insurance carriers), to the extent they relate to Liabilities or Obligations that are not assumed by


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Buyer (except to the extent Buyer shall have incurred costs and expenses with respect to such claims and rights);

            (e) All payments made by Seller which constitute prepaid Taxes of the Business and all claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date;

            (f) Any pension, health or welfare plans, any post-retirement benefits for any employees of Seller and all payments made by Seller which constitute prepaid expenses of the Business relating to such excluded employee benefits;

            (g) Seller's depository and other accounts, including without limitation, cash on hand;

            (h) All assets listed in Schedule 2.2(h); and

            (i) All rights of Seller under this Agreement.

        2.3 Consideration for the Purchased Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, in consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, Buyer agrees (a) subject to adjustment pursuant to Section 2.5, to pay and deliver to Seller on the Closing Date the Purchase Price, as set forth in Section 2.4, and (b) to assume as of the Closing Date the Assumed Liabilities, as set forth in Section 2.6.

        2.4 Purchase Price. Subject to the adjustment set forth in Section 2.5 below, the purchase price for the Purchased Assets is up to $516,000 payable as follows: (a) $255,000 which shall be paid to Seller's legal counsel as escrow agent on the date hereof and (b) up to $261,000 paid from the amounts collected on accounts receivable outstanding at the time of closing (including future accounts receivable related to Open Orders) ("Closing Receivables") as set forth herein. Promptly following the date hereof, the Buyer and the Seller shall jointly select a mutually agreeable bank to serve as an escrow agent (the "Escrow Agent"). At Closing, the Buyer, the Seller and the Escrow Agent shall enter into an escrow agreement in form and substance satisfactory to the parties (the "Escrow Agreement"). The Escrow Agreement shall provide, among other things, for the establishment of a lock box account ("Lock Box") with the Escrow Agent and provisions memorializing the following agreement.

        All collections from holders of accounts comprising Closing Receivables be deposited into the Lock Box until the Lock Box Termination Date (as hereinafter defined). Each of the Buyer and the Seller shall receive from the Escrow Agent copies of checks (or wire transfer statements) deposited along with any other information submitted in connection with each such payment. Joint authorization in writing signed by each of the Buyer and the Seller will be required before any funds can be released from the Lock Box. The Escrow Agent shall deliver to each of the Buyer and the Seller semi-monthly statements (the "Escrow Statements") detailing the names of the accounts, the amount paid, the invoice number, and any other available relevant information with respect to funds deposited into the Lock Box during the statement period. Within three (3) business days following the delivery of each Escrow Statement, the Buyer shall notify the Seller and the Escrow Agent in writing (the "Buyer Notification") as to whether the


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funds deposited in the Lock Box were payments of a Closing Receivable or an account receivable from an account comprising the Closing Receivables generated post closing (a "New Receivable"). Within three business days (3) following delivery of the Buyer Notification, the Seller and the Buyer shall jointly instruct the Escrow Agent in a writing signed by each of the Buyer and the Seller to (i) distribute to the Buyer all of the funds deposited in the Lock Box with respect to the New Receivables, and (ii) distribute to the Seller forty two and one half percent (42.5%) of the funds deposited in the Lock Box with respect to the Closing Receivables; provided however, that in no event shall the Seller be entitled to receive payment in excess of an aggregate amount of $261,000 (the "Maximum Amount") from the Lock Box. The remaining funds deposited in the Lock Box with respect to the Closing Receivables shall be used by the Buyer solely to repay in full all of the accounts payable reflected on the Balance Sheet until the Lock Box Termination Date. The Buyer shall submit to the Seller a schedule of invoices included in the Assumed Liabilities to be paid and copies of any settlement agreements executed by the Buyer with creditors with respect to the Assumed Liabilities. Within five (5) days following the Seller's receipt of each such schedule, the Seller and the Buyer shall authorize the Escrow Agent in a writing signed by each of the Buyer and the Seller to distribute the amounts to the parties as specified in such schedule.

        The "Lock Box Termination Date" shall terminate upon the later of (i) the Seller's receipt of the Maximum Amount from funds deposited in the Lock Box,
(ii) the payment by the Buyer of all of the Assumed Liabilities, or such lesser amount pursuant to settlement agreements with such third party creditors, such settlement agreements to be in form and substance reasonably satisfactory to the Seller; or (iii) the first anniversary of the Closing Date.

        Buyer agrees to use its reasonable best efforts to collect all of the Closing Receivables, maintain good working relationships with such accounts comprising the Closing Receivables and discourage returns of previously sold products. Amounts collected by Buyer from accounts comprising Closing Receivable shall be applied first to the oldest Closing Receivable prior to applying such amounts to New Receivables. Buyer further agrees that after the Closing Date it, together with Seller, shall prepare a notice to be delivered to all customers that comprise the Closing Receivables informing such customers that payments relating to the Closing Receivables are to be made to the Lock Box.

        2.5 Adjustment to Purchase Price. In the event that any Closing Receivables remain uncollected as of the first anniversary of the Closing Date ("Adjustment Date"), and provided the Buyer has used its reasonable best efforts to collect the Closing Receivables and has not compromised the ability to collect these receivables (and in no event shall Buyer's exercise of reasonable business judgment be deemed to have compromised its ability to collect Closing Receivables), then the amount of the Closing Receivables to which Seller is entitled to collect shall be adjusted downward, after the Seller has had 30 days following the Adjustment Date to try to collect these amounts, by an amount equal to the amount of Closing Receivables that remain uncollected following such 30-day period multiplied by forty two and one-half percent (42.5%) (the "Adjusted Amount"). In the event that Seller has received payment from the Lock Box for Closing Receivables in excess of the Adjusted Amount, then the Seller shall repay to the Buyer the amount of such overpayment by immediate cash payment.


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        2.6 Assumed Liabilities. On and subject to the terms and conditions set forth in this Agreement, as additional consideration for the Purchased Assets, on the Closing Date Buyer shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold the Seller harmless from all of the following Liabilities and Obligations of Seller relating to the Business:

            (a) the Liabilities and Obligations relating to the Business to the extent incurred in the ordinary course of business, including, to the extent of the warranty reserve set forth in the Balance Sheet, any Warranty Claims; and

            (b) the Liabilities and Obligations arising pursuant to Open Orders, Contracts, Leases and Permits, but not including any Liability or Obligation relating thereto, or arising out of or in connection with any breach thereof, and occurring prior to the Closing Date (except as specifically provided in Section 2.6 (a)).

        2.7 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume or in any way become liable for any Liabilities or Obligations other than the Assumed Liabilities, and Seller shall retain, all of Seller's and its Affiliates' debts, Liabilities and Obligations of any nature whatsoever (other than the Assumed Liabilities), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, including, without limitation, the following:

            (a) the Liabilities or Obligations of Seller to the Stockholder respecting dividends, distributions to its stockholder in liquidation, redemptions of stock or otherwise;

            (b) Liabilities or Obligations of Seller or the Stockholder arising out of any transactions occurring, or Liabilities or Obligations incurred, after the Closing Date, other than relating to Buyer's use or operation of the Purchased Assets or the Assumed Liabilities after the Closing Date;

            (c) any Liabilities or Obligations of Seller or the Stockholder for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all of its attorneys', and accountants', fees and all brokers', or finders', fees or commissions payable by Seller;

            (d) any Liabilities or Obligations of Seller or the Stockholder under or arising out of this Agreement;

            (e) Liabilities or Obligations against which Seller is insured or otherwise indemnified or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnitee) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application or in entering unto the indemnity agreement;

            (f) any Liabilities or Obligations of the Business to Seller or any Affiliates of Seller, except payables for products sold or shipped to the Business by Seller or an Affiliate of Seller after the Closing Date;


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            (g) any Liabilities and Obligations of Seller to indemnify its officers, directors, employees or agents;

            (h) all Taxes imposed on Seller (including any Taxes of any other corporation) and any Taxes assessed against Seller by virtue of its status as a member of any consolidated group of which such other corporation was also a member;

            (i) all Liabilities and Obligations of the Business for Warranty Claims with respect to products manufactured sold or delivered by Seller prior to the Closing Date to the extent they, in the aggregate, exceed the warranty reserve set forth in the Balance Sheet; and

            (j) all Liabilities and Obligations arising under or imposed pursuant to Environmental Laws, whether or not attributable to actions or failures to act by Seller, with respect to the ownership of, operation of, or properties utilized in connection with, the Business at any time prior to the Closing Date, or to any property being transferred or leased to Buyer pursuant to this Agreement;

            (k) all Liabilities and Obligations for employee benefits and employment-related Liabilities and Obligations of the Business incurred prior to the close of business on the Closing Date including Liabilities and Obligations to pay wages, salaries and other sums for accrued vacation or sick time, or otherwise due to Seller's employees and former employees (irrespective of such employees' status as Hired Employees); and

            (l) without limiting the generality of the foregoing subparagraphs
(a)-(l), all liabilities listed on Schedule 2.7(l).

        2.8 Allocation of Consideration. Seller and Buyer agree that the Purchase Price and the amount of the Assumed Liabilities shall be allocated to the various assets comprising the Purchased Assets for all purposes (including tax and financial accounting purposes) in a manner to be determined in writing by Buyer and Seller as soon as practicable following the Closing Date. Seller and Buyer acknowledge that such allocation is intended to comply with the requirements of Section 1060 of the Code and shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes. Seller and Buyer covenant and agree to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all tax returns filed by either of them subsequent to the Closing Date and not to take voluntarily any inconsistent position therewith in any administrative or judicial proceeding relating to such returns, except if, in the opinion of counsel reasonably acceptable to the other party, there has been a change in applicable law since the Closing Date. Seller and Buyer shall exchange mutually acceptable completed IRS Forms 8594 (including any Supplemental IRS Forms 8594 that they mutually deem necessary to reflect adjustments to the Purchase Price and to the amount of Assumed Liabilities), which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation.

                               SECTION 3. CLOSING

        The Closing of the transactions contemplated by this Agreement shall take place at 10:00 a.m. at the offices of Buyer's counsel at Rutan and Tucker, LLP, 611 Anton Boulevard, Suite 1400, Costa Mesa, California 92626, on the third
(3rd) business day following the date when all


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of the conditions to the Closing specified in Sections 9 and 10 have been satisfied or waived, or such other date as the parties may mutually agree to in writing, but in no event later than April 8, 2002.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES
                            OF SELLER AND STOCKHOLDER

        The Seller and the Stockholder jointly represent and warrant to Buyer that:

        4.1 Organization and Good Standing. Each of Seller and the Stockholder is a corporation organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to carry on the Business as presently conducted by it. Seller is qualified to do business in all of the states where the failure to be so qualified would materially adversely affect the condition (financial or otherwise), prospects, properties, assets or operations of the Business. Seller has made available to Buyer copies, true and correct as of the date hereof, of its Articles of Incorporation, duly certified by the Secretary of State of the State of California, and of its By-laws, duly certified by its Secretary.

        4.2 Subsidiaries. The Seller has no Subsidiaries.

        4.3 Names. Seller has not conducted the Business under any name other than the names set forth in Schedule 4.3.

        4.4 Certain Business Relationships. Except as noted in Stockholder's filings with the Securities Exchange Commission, neither the Stockholder nor any Affiliate of Seller has been involved in any business arrangement, contract or relationship with Seller or the Business (other than as a stockholder, director, officer or employee), and neither the Stockholder nor any Affiliate of Seller owns any asset, tangible or intangible, which is used in the Business.

        4.5 Corporate Authority. Each of Seller and the Stockholder has full corporate power and authority to execute and deliver this Agreement and the instruments of transfer and other documents delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the transactions contemplated hereby and thereby. This Agreement and all instruments of transfer and other documents delivered or to be delivered by Seller and the Stockholder, as applicable, in connection with this Agreement have been duly authorized and approved by all necessary and proper corporate action of Seller and the Stockholder (including all necessary stockholder action) and constitute, and will constitute, the valid and binding obligations of Seller and the Stockholder, as applicable, enforceable against Seller and the Stockholder, as applicable, in accordance with their respective terms.

        4.6 No Violation. Except as noted in Schedule 4.6, neither the execution and delivery by each of Seller and the Stockholder of this Agreement or the instruments of transfer and other documents delivered or to be delivered pursuant hereto by Seller and the Stockholder and the performance by each of Seller and the Stockholder, hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of each of Seller or the Stockholder or any


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covenant, agreement or understanding to which Seller or the Stockholder is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Seller or the Stockholder is subject, or constitute a default thereunder or result in the creation or imposition of any Lien upon any of the Purchased Assets, or allow any Person to accelerate any debt owed by Seller or the Stockholder or secured by any Purchased Asset, or allow any Person to interfere with Buyer's full use and enjoyment of any of the Purchased Assets and operation of the Business.

        4.7 Consents and Approvals of Governmental Authorities and Others. Except as noted in Schedule 4.7, no approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by each of Seller and the Stockholder or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. Except as noted in
Schedule 4.7, no consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by each of Seller and the Stockholder, the transfer to Buyer of the Purchased Assets, or the performance by each of Seller and the Stockholder of any other obligation under this Agreement, except where the failure to obtain such consent or approval would not have a material adverse effect on the Business or the Purchased Assets.

        4.8 Financial Statements; Books and Records.

            (a) Seller has delivered to Buyer a balance sheet of the Business as of December 31, 2001 and a balance sheet and statement of income of the Business as of February 28, 2002, which are unaudited, copies of which are attached hereto as Schedule 4.8(a). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, are true and correct in all respects and present fairly Seller's financial condition as of the dates thereof and results of its operations for such periods.

            (b) Neither Seller nor Stockholder has any Liabilities or Obligations relating to the Business and there is no basis for any present or future, action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liability or Obligation, except:

                (i) those Liabilities and Obligations set forth on the Financial Statements and not heretofore paid or discharged; and

                (ii) those Liabilities and Obligations arising in the ordinary course of business consistent with past practice under any Contract, Lease, Open Order or other commitment specifically disclosed in the Schedules hereto.

            (c) All Books and Records are complete and correct with respect to all information and time periods covered thereby. All of the Books and Records have been prepared and maintained, where applicable, in conformity with generally accepted accounting principles and in compliance with applicable laws, regulations and other requirements.

        4.9 Subsequent Events. Except as set forth in the Financial Statements or as noted in Schedule 4.9, there has not been since February 28, 2002 any adverse change in the condition


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(financial or other), properties, assets, liabilities or prospects of Seller or the Business. Without limiting the generality of the foregoing, since that date:

            (a) Seller has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

            (b) Seller has not entered into any Contract, Lease or license (or series of related Contracts, Leases, and licenses) either involving more than $10,000 or outside the ordinary course of business;

            (c) No party (including Seller, has accelerated, terminated, modified or cancelled any Contract, Lease, Open Order, agreement or license (or series of related Contracts, Leases, Open Orders, agreements and licenses) to which Seller is a party or by which it is bound;

            (d) Seller has not imposed or suffered any Lien upon any of its assets, tangible or intangible;

            (e) Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the ordinary course of business;

            (f) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $10,000 or outside the ordinary course of business;

            (g) Seller has not granted any license or sublicense of any right under or with respect to any Intellectual Property;

            (h) Seller has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

            (i) Seller has not delayed or postponed the payment of accounts payable and other Liabilities or Obligations outside Seller's ordinary course of business;

            (j) Seller has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims);

            (k) Seller has not issued, sold or otherwise disposed of any of its capital stock or the capital stock of any Subsidiary, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or the capital stock of any Subsidiary;

            (l) Seller has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired, or become obligated to redeem, purchase or otherwise acquire, any of its capital stock;


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            (m) Seller has not experienced any damage, destruction or loss
(whether or not covered by insurance) to its property;

            (n) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees or Affiliates outside the ordinary course of business;

            (o) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (p) Seller has not granted any increase in the base compensation of any of its directors, officers and employees;

            (q) Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other employee benefit plan);

            (r) Seller has not made any other change in employment terms for any of its directors, officers and employees;

            (s) Seller has not made or pledged to make any charitable or other capital contribution;

            (t) Seller has not paid any amount to any third party with respect to any liability or obligation (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would constitute an Excluded Liability if in existence as of the Closing Date;

            (u) there has not been any other adverse change, occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving Seller or the Business; and

            (v) Seller has not committed to do or perform any of the foregoing.

        4.10 Accounts Receivable. All of the Accounts Receivable as of the date of the Balance Sheet arose in bona fide transactions and to Seller's Knowledge are good and collectible in full at the recorded amounts thereof in the Books and Records in the ordinary course of business without resort to legal proceedings, net of an aggregate amount equal to reserves for doubtful accounts and bill-back items, as reflected in the Financial Statements.

        4.11 Inventory. The Inventory consists of items which are merchantable and fit for the purposes intended and the quantity thereof is at levels appropriate and adequate for Buyer to conduct the Business as currently conducted by Seller.


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        4.12 Tangible Purchased Assets.

             (a) Schedule 2.1(c) sets forth a list of all Equipment owned by Seller and included in the Purchased Assets. Except as noted in Schedule 4.12(a), on the Closing Date, Seller shall have good and marketable title to, and all right, title and interest in all Equipment and other Tangible Purchased Assets owned by it, and will transfer and convey such properties and assets to the Buyer, free and clear of all Liens (other than those relating to Assumed Liabilities). None of the Tangible Purchased Assets owned by Seller was purchased by the Seller in a bulk sale.

             (b) Schedule 4.12(b) sets forth a list of all Equipment and other Tangible Purchased Assets leased by Seller and the Leases pursuant to which such Tangible Purchased Assets are leased. Except as noted in Schedule 4.12(b), all Leases relating to Equipment or other Tangible Purchased Assets, leased by Seller are valid and enforceable by Seller in accordance with their respective terms. There is not, under any Lease relating to, Equipment or other Tangible Purchased Asset, any existing default by Seller or any existing default by any other party thereto, or any circumstance known to Seller that could give rise to a default by the Seller or any other party to such Lease. All commissions payable by Seller under or with respect to any such Leases have been paid.

             (c) All the Tangible Purchased Assets of the Seller are in "AS IS" "WHERE IS" condition.

             (d) The Tangible Purchased Assets include all tangible personal property necessary to permit Buyer to carry on the Business following the Closing Date in substantially the same manner as the Business is currently conducted by Seller.

        4.13 Intellectual Property. The Intellectual Property, Technical Information and Computer Software Assets include all intellectual property and proprietary rights necessary or desirable to carry on the Business as currently conducted by Seller. To Seller's Knowledge, Seller requires no rights under any patent, trade secret or other proprietary information or computer software license which Seller does not have or does not have the lawful right to use in order to conduct the Business as currently conducted or as currently proposed to be conducted. Except as noted in Schedule 4.13, to Seller's Knowledge, all patents, copyrights (where such registration is permitted or required by applicable law), trademarks, tradenames and service marks included in the Intellectual Property are registered to or owned by or licensed to Seller, are valid and enforceable (or, in the case of any unregistered or unpatented rights, may be freely used by Seller) or pending (in the case of patents), and all annuities, if any, are fully paid. Seller has not infringed and is not infringing, nor has Seller contributed to or is contributing to the infringement of, any valid patents, copyrights, trademarks, tradenames or service marks of any third party in its conduct of the Business. To Seller's Knowledge, there are no pending or threatened actions against Seller for infringement of any such patents, copyrights, trademarks, tradenames or service marks. None of the patents or patent applications included in the Intellectual Property is involved in a reissue, reexamination, interference, opposition or similar proceeding, and there is no threat that any such proceeding will be declared or commenced. To Seller's Knowledge, Seller is not using, without authorization, any trade or other business secret, know-how or technical information of any other Person in the conduct of the Business. To

Seller's Knowledge, all licenses permitting Seller to use any Intellectual Property, Technical Information or Computer Software Assets are in full force and effect and the terms of such licenses do not provide that they may be terminated or restricted as a result of the execution of this Agreement or the consummation of the transactions contemplated herein. None of the Seller, the Stockholder or any of their directors, officers or employees with responsibility for Intellectual Property matters has any Knowledge of any new products, inventions, processes or procedures that any competitors or other third parties have developed that could supersede or make obsolete any product, service or process of Seller.

        4.14 Solvency. The transfer of the Purchased Assets by the Seller in return for the Purchase Price and the assumption of the Assumed Liabilities will not render Seller insolvent or unable to pay its debts as they become due in the ordinary course or leave Seller with an unreasonably small capital for any business in which it will continue to engage.

        4.15 No Prior Sale or Licensing of Purchased Assets. Seller is not a party to any license with respect to, and has not made any sale, pledge or other transfer of, and has not granted any rights or options to purchase or acquire, all or any part of the Purchased Assets, except as contemplated by this Agreement.

        4.16 Tax Matters.

             (a) Except as noted in Schedule 4.16, Seller has duly and timely filed all returns for Taxes required to be filed by it or for which it may be held responsible under applicable law, and has paid all Taxes due and payable by it or with respect to which a taxing or collection authority has issued a proposed or final assessment or made any similar claim.

             (b) There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the directors, officers or representatives of Seller have knowledge based upon personal contact with any agent of such Governmental Authority. No returns for Taxes of Seller are currently under audit or examination by any Governmental Authority.

             (c) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes.

        4.17 [Intentionally Omitted.]

        4.18 Open Orders. Schedule 4.18 sets forth a list of all Open Orders as of the Closing Date. All Open Orders as of the Closing Date are valid, binding and in full force and effect and neither Seller nor the other party thereto is in default thereunder. None of the Open Orders as of the Closing Date contains any provision giving any party thereto the right to terminate the Open Order by reason of the execution of this Agreement or the consummation of the transactions contemplated herein, and none of the terms of any Open Order will be altered by reason of the execution of this Agreement or the consummation of the transactions contemplated herein.

        4.19 Permits. Schedule 4.19 sets forth a list of all Permits required in the conduct of the Business. All Permits are in full force and effect and no suspension or cancellation of any have been threatened. No Permits or parts thereof are subject to loss by reason of dormancy or non-use. No claims have been made by any Governmental Authority or any Person relating to the Permits and no such claim is contemplated by any Governmental Authority or other Person, nor does any basis therefor exist. Except as noted in
Schedule 4.19, no Permit will be terminated or require the consent of the issuer to continue in effect as a result of the execution of this Agreement or the consummation of the transactions contemplated herein.

        4.20 Real Property. There is no Real Property and no Leased Real
Property.

        4.21 Insurance. All insurance policies held by or on behalf of Seller as of the date hereof are sufficient in all material respects for compliance by Seller with all requirements of law and with the requirements of all of the Contracts, and Seller has not received any notice of actual or proposed cancellation or of reduction in coverage of, or of any increase in premium under, such policies of insurance.

        4.22 Compliance with Laws; Litigation. Seller has been, and is, operating the Business in material compliance with the requirements of all federal, state and local laws, regulations, judgments, injunctions, decrees, court orders and administrative orders regarding such operations. Except as noted in Schedule 4.22, Seller is not engaged in, or a party to, or threatened with, any legal action, suit, investigation or other proceeding by or before any court, arbitrator or administrative agency, and after due inquiry, Seller does not know of any basis for any such action, investigation or proceeding. There are no outstanding orders, rulings, decrees, judgments, stipulations or proceedings to which Seller is a party or by which Seller is bound, by or with any court, arbitrator or administrative agency.

        4.23 Warranties; Product Liability. All goods and products manufactured or repaired by Seller in the Business were manufactured or repaired, as the case may be, in compliance with all contractual requirements, all applicable federal and state laws, rules and regulations and applicable underwriters and industry standards and codes, if any, except for such noncompliance as would not have a material adverse effect on the value or use of such goods and products or the adequacy of such repairs. Except as noted in Schedule 4.23(a), there is not presently any action, suit, proceeding, claim or investigation pending or, to Seller's Knowledge, threatened against Seller for Product Liabilities or otherwise relating to the safety or fitness or quality of the goods or products manufactured or repaired by Seller and Seller does not know of any basis for any such action, suit, proceeding, claim or investigation.

        4.24 Absence of Sensitive Payments. Seller has not made any contributions, payments or gifts to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction; Seller has not established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books; and Seller has not made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the document supporting the payment.

        4.25 Environmental Matters. Except as noted in Schedule 4.25, Seller is in material compliance with all applicable Environmental Laws. Except for routine quantities of office supplies and cleaning supplies held for use in the ordinary course of business in compliance with

Environmental Laws, the operations of Seller do not include or involve and have never included or involved any use, storage or disposal of materials classified as hazardous substances under applicable Environmental Laws. Seller has never caused, participated in or suffered any discharge or release of hazardous substances at any of the locations at which it has conducted business or anywhere else, nor is Seller otherwise aware or has reason to suspect any past or existing event, condition, circumstance or practice or procedure involving or relating to hazardous substances or other environmental matters at any of the locations at which it has conducted business which may constitute a violation of applicable Environmental Laws or require notification or remediation under any Environmental Laws, or which might otherwise interfere with or adversely affect the conduct of the Business as now being conducted or Seller's ability to continue to use any of the locations at which it conducts business or contemplated to be used in the Business.

        4.26 Obligations to Pay Fees. Except as noted in Schedule 4.26, none of Seller or Stockholder has Liability or Obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. None of the Subsidiaries has any liability or obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

        4.27 Customers. Schedule 4.27 lists, with respect to the period from January 1, 2001 through December 31, 2001, the ten (10) largest customers and suppliers (by dollar volume) of Seller during each year or partial year during such period (showing the dollar volume for each). Neither the Stockholder nor Seller has Knowledge that any customer listed on Schedule 4.27 intends to cease or substantially reduce purchasing goods or services from Seller.

        4.28 Suppliers. Schedule 4.28 lists, with respect to the period from January 1, 2001 through December 31, 2001, the ten (10) largest suppliers (by dollar volume) of Seller during each year or partial year during such period (showing the dollar volume of each). Buyer acknowledges that Seller's failure to pay such suppliers on a timely basis may materially and adversely affect Buyer's relationship with such supplier after Closing. Except as set forth on Schedule 4.28(a), neither the Stockholder nor Seller has Knowledge that any supplier listed on Schedule 4.28 intends to cease or substantially reduce supplying goods or services to Seller.

        4.29 Employees. Seller has paid all wages, salaries and other sums due employees through the date of this Agreement and has complied with all laws affecting Seller's employment activities.

        SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER AND KANAKARIS

        Buyer and Kanakaris, as the case may be, hereby represent and warrant, severally and not jointly, to Seller and the Stockholder as follows:

        5.1 Organization, Good Standing, and Corporate Authority. Each of Buyer and Kanakaris is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and Nevada, respectively, and each has full corporate power and authority to execute this Agreement and the other documents delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other documents delivered or to be delivered by Buyer and Kanakaris in connection with this Agreement have been duly authorized and approved by all necessary and proper corporate action and constitute, and will constitute the valid and binding obligations of Buyer and Kanakaris, enforceable against Buyer and Kanakaris in accordance with their respective terms.

        5.2 No Violation. Neither the execution and delivery by Buyer or Kanakaris of this Agreement or the other documents delivered or to be delivered pursuant hereto by Buyer and Kanakaris and the performance by Buyer or Kanakaris hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer or Kanakaris or any covenant, agreement or understanding to which Buyer or Kanakaris is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Buyer and Kanakaris is subject, or constitute a default thereunder.

        5.3 Consents and Approvals of Governmental Authorities and Others. No approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or Kanakaris or the performance of their respective obligations hereunder or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by Buyer or Kanakaris, the purchase by Buyer of the Business and the Purchased Assets, or the performance by Buyer or Kanakaris of any other obligation under this Agreement.

        5.4 Obligation to Pay Certain Fees. Neither Buyer nor any of its officers, directors, employees or Affiliates has agreed to pay any fees or commissions to fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

        5.5 Litigation. There are no actions, suits or proceedings pending, or, threatened, by any Person or Governmental Authority challenging the legality, validity or propriety of the transactions contemplated by this Agreement.

        5.6 Buyer's Acknowledgment. Buyer acknowledges as follows:

            (a) that Buyer has had the opportunity to conduct a UCC lien search on Seller's Business and that Seller has not received all Consents;

            (b) that Seller has had a history of not paying its payables in a timely manner which has damaged Seller's relationships with certain of its customers and suppliers;

            (c) that Seller has experienced problems in delivering products to certain customers which has damaged Seller's relationships with those customers and suppliers; and

            (d) that Buyer shall hold Seller harmless from any liability as a result of any of the foregoing matters in this Section 5.6.

                 SECTION 6. COVENANTS OF SELLER AND STOCKHOLDER

        6.1 Taxes. Seller or the Stockholder shall pay all Taxes, if any, arising from the sale of the Purchased Assets pursuant hereto.

        6.2 Access to Offices, Officers, Accountants, Etc. Seller and Stockholder will afford to, and will cause their Affiliates to afford to, the officers and authorized representatives of Buyer (including without limitation, attorneys, accountants, surveyors, building inspectors, engineers, environmental consultants, insurance brokers, financial advisors and bankers) access to the offices, officers, properties, Books and Records of Seller, Stockholder their Affiliates and the Business, and to the attorneys, accountants and other representatives of Seller, Stockholder and their Affiliates and with any and all Persons Buyer deems appropriate in order to enable it to consummate the transactions contemplated hereby and to complete a post closing audit of the financial condition and operation of the Business, and will furnish Buyer with such additional financial and operating data and other information as to the Business and Purchased Assets as Buyer may from time to time reasonably request. Seller, Stockholder and their Affiliates will cooperate with Buyer to facilitate Buyer's contacting vendors, dealers, customers and such other Persons as Buyer and its representatives may desire to contact in connection with Buyer's investigation and audit of the Business.

        6.3 [Intentionally Omitted.]

        6.4 Change of the Seller's Name. At closing Seller shall execute such documents as Buyer shall reasonably request to enable Buyer to change its corporate name (and assume any alternate or fictitious name of Seller) to that of Seller and change Seller's corporate name to one not including the names set forth in Schedule 4.3, or words similar thereto.

        6.5 Further Assurances. From time to time after the Closing, at Buyer's request and without further consideration, Seller will execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action as Buyer may reasonably request for the more effective conveyance, transfer and enjoyment of the Purchased Assets to Buyer. To the extent that the assignment of confidentiality and noncompetition agreements to Buyer is not enforceable against the other parties to such agreements, Seller will use its best efforts to enforce such agreements with respect to the Business for Buyer's benefit. Seller will cooperate with Buyer in obtaining execution of any documents by current or prior employees of Seller with respect to inventions, invention disclosures and patent applications for goods or processes invented prior to the Closing Date.

        6.6 Employees. Seller shall permit Buyer to discuss the possibility of employment with current employees of the Business, and shall not interfere with or impede the Buyer's right to do so, either directly or indirectly. Seller shall pay all wages, salaries and other sums due employees through the close of business on the Closing Date. Immediately prior to the closing, Seller shall terminate the employees.

        6.7 Preservation of Business Organization. Seller will conduct the Business in the ordinary course, in a manner consistent with applicable federal, state and local regulations, and use its best efforts to preserve Seller's business relationships intact and to preserve the goodwill of Seller with its suppliers, customers and others having business relations with it.

        6.8 Other Regulatory Approvals and Filings. Each party hereto covenants and agrees to use its best efforts to promptly prepare and file all necessary permits, consents, approvals, and authorizations, and make all filings, with all governmental authorities and all other Persons necessary or advisable to consummate the transactions contemplated hereunder.

        6.9 Exclusive Dealing. Seller and the Stockholder will not:

            (a) solicit or initiate discussions or engage in negotiations with any Person other than Buyer (whether or not such discussions are initiated by Seller), with respect to the possible acquisition of, Seller, the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise);

            (b) provide any information with respect to Seller, the Business or the Purchased Assets to any Person other than Buyer relating to the possible acquisition of Seller, the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise); or

            (c) enter into a transaction with any Person other than Buyer concerning the possible acquisition of Seller, the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise).

        6.10 Update Schedules. Prior to the Closing Date, Seller or the Stockholder, as appropriate, shall disclose to Buyer any information contained in the representations and warranties of Seller and the Stockholder contained in
Section 4 or in the Schedules delivered pursuant thereto which is no longer true or complete. Any such disclosure shall not be deemed to modify, amend or supplement the Seller's or the Stockholder's representations and warranties unless otherwise agreed in writing by Buyer.

                          SECTION 7. COVENANTS OF BUYER

        7.1 Hired Employees. Without limiting Seller's obligations pursuant to
Section 6.1 or the Excluded Liabilities retained by Seller pursuant to Section 2.7, the Buyer will offer employment to all of the employees of the Seller listed on Schedule 4.26(a), on terms and conditions reasonably determined by Buyer, which shall include health benefits commensurate with the benefits currently offered to employees of Kanakaris Wireless, Inc.; provided that to the extent such health benefit policy requires an employee waiting period prior to enrollment, Buyer shall reimburse Seller for all costs and expenses incurred by Seller related to COBRA health benefits provided to Hired Employees during the required waiting period. Such terms shall also include provisions for vacation and holiday time commensurate with the vacation and holiday time to which any Hired Employee had been entitled while employed by Seller.

        7.2 Confidentiality. If the transactions provided for herein are not consummated, unless and then only to the extent otherwise required by law, each of Buyer, Seller and

Stockholder and their respective officers, agents and representatives will hold in strict confidence all information obtained from the other parties and their respective officers, agents or representatives in connection with the transactions contemplated thereby

                           SECTION 8. NON-COMPETITION

        In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and Stockholder hereby covenant as follows, which covenants shall be in addition and without prejudice to any other noncompetition, nonsolicitation and/or similar covenants to which the Seller or Stockholder may be subject from time to time.

        8.1 Restriction of Management and Investment. During a period of five
(5) years from the Closing Date (the "Restricted Period"), neither the Seller nor the Stockholder shall engage, directly or indirectly, as a proprietor, equityholder, investor, lender, partner, consultant, or representative, or in any other capacity, in any business competitive with the Business in any country or any other political subdivision of any state of the United States of America or of any other country in the world including, without limitation, those counties in California and the other political subdivisions set forth on Exhibit
8.1. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Seller or the Stockholder from acting as an owner, lender or joint venturer with motion picture studios or independent video producers.

        8.2 Restriction on Solicitation of Employees. During the Restricted Period, neither the Seller, the Stockholder nor any of their Affiliates shall, directly or indirectly, recruit, solicit, induce, or attempt to induce any of the employees or independent contractors of Buyer or any of its Affiliates to terminate their employment or contractual relationship with Buyer or any such Affiliate; and neither the Seller, the Stockholder nor any of their Affiliates shall assist any other Person to do so, or be a proprietor, equityholder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any Person who does or attempts to do so.

        8.3 Restrictions on Solicitations of Customers. Solely with respect to the Business, during the Restricted Period, neither the Seller, the Stockholder nor any of their Affiliates shall, directly or indirectly, solicit, divert, take away, or attempt to divert or take away, from Buyer or any of its Affiliates any of the business or patronage of any of their respective customers, clients, accounts, vendors, or suppliers of the Business, and neither the Seller, the Stockholder nor any of their Affiliates shall assist any other Person to do so, or be a proprietor, equityholder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any Person who does or attempts to do so.

        8.4 Equitable Relief. The Seller and Stockholder hereby acknowledge that any breach by either of them of their obligations under this Section 8 would cause substantial and irreparable damage to Buyer and its Affiliates; and that money damages would be an inadequate remedy therefore, and accordingly, acknowledge and agree that each Buyer or any Affiliate thereof shall be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which such party may be entitled in respect of any such breach).

        8.5 Enforceability. The parties hereto agree that the duration and area for which the covenant not to compete set forth in this Section 8 is to be effective are reasonable. In the event that a court of competent jurisdiction determines that any of the provisions of this Section 8 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions shall automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court or arbitrators are hereby expressly authorized so to modify this Agreement and to enforce it as so modified. The parties intent that the covenant not to compete in this Section 8 shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this covenant is intended to be effective. No invalidity or enforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or of the remainder of such section. The parties hereto acknowledge that the covenant not to compete set forth in this Section 8 has not been bargained for separate and apart from the consideration to be paid for the Purchased Assets and that no part of such consideration is allocable to such covenant not to compete.

           SECTION 9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

        The obligation of Buyer to acquire the Purchased Assets, pay the Purchase Price and assume the Assumed Liabilities is subject to the satisfaction or waiver in writing by the Buyer, on or prior to the Closing Date, of each of the following express conditions precedent:

        9.1 Corporate Action. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Seller shall have been duly taken prior to the Closing, and Seller shall have delivered to Buyer a certificate of a duly authorized officer of Seller to that effect with respect to Seller.

        9.2 Representations and Warranties. The representations and warranties of Seller and Stockholder made in or pursuant to this Agreement shall be true and correct on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (except for representations and warranties that expressly relate to a specified date, which need be true and correct only as of the specified date), and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by a duly authorized officer of the Stockholder and a duly authorized officer of Seller.

        9.3 Performance of Obligations. Each and all of the covenants and agreements of Seller and Stockholder to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with or duly waived and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by a duly authorized officer of Seller and a duly authorized officer of the Stockholder.

        9.4 Due Diligence Investigation. The results of Buyer's due diligence investigation, including, but not limited to, the Environmental Investigation, shall have been satisfactory to Buyer.

        9.5 Instruments of Conveyance, Etc. Seller shall have executed and delivered such deeds, bills of sale, assignments and other instruments of transfer and conveyance, certificates of title and other documents as shall be reasonably required by Buyer for the transfer to the Buyer of all of Seller's right, title, and interest to and in the Purchased Assets, free and clear of any Liens (other than those relating to the Assumed Liabilities) or shall have delivered, with such instruments and documents, financing statement releases or termination statements with respect to any security interests constituting Liens on the Purchased Assets.

        9.6 Delivery of Physical Possession. Seller shall have delivered physical possession of all Equipment, Inventory, Technical Information and Tangible Purchased Assets and any tangible evidence of all Intellectual Property, Open Orders and Accounts Receivable to Buyer.

        9.7 [Intentionally Omitted.]

        9.8 Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission (a) challenging any of the transactions contemplated by this Agreement; (b) seeking monetary relief by reason of the consummation of such transactions; or (c) which would adversely affect the Purchased Assets or the Business following the Closing Date.

        9.9 Governmental Action; Damage to Property. There shall not have occurred any (a) seizure by any Governmental Authority of all or a portion of the Purchased Assets, or (b) damage, destruction or other impairment of or to all or a portion of the Purchased Assets including, without limitation, damage, destruction or other impairment caused by theft, fire, any casualty or the negligence of any Person, including Seller.

        9.10 UCC-3 Lien Release. The pay-off statements and UCC-3 termination statements releasing and terminating any liens and security interests on the Purchased Assets identified on Schedule 9.10 attached hereto shall have been terminated and all indebtedness there under shall have been repaid in full.

        9.11 No Adverse Change. There have been no material adverse changes to the financial condition of Seller or the Business.

        9.12 Escrow Agreement. Each of the Seller and Buyer shall have agreed upon an escrow agent to administer the Lock Box and shall have executed with such escrow agent the escrow agreement described in Section 2.4.

          SECTION 10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

        The obligation of Seller to sell or otherwise transfer the Purchased Assets hereunder is subject to the satisfaction, or waiver in writing by Seller, on or prior to the Closing Date, of each of the following express conditions precedent:

        10.1 Corporate Action. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Buyer shall have been duly taken prior to the Closing, and Buyer shall have delivered to Seller a certificate of a duly authorized officer of Buyer to that effect.

        10.2 Representations and Warranties. The representations and warranties of Buyer made in or pursuant to this Agreement shall be true and correct on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Seller a certificate to that effect, dated the Closing Date, signed by a duly authorized officer of Buyer.

        10.3 Performance of Obligations. Each and all of the covenants and agreements of Buyer to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed or complied with or duly waived and there shall have delivered to Seller a certificate to such effect, dated the Closing Date, signed by a duly authorized officer of Buyer.

        10.4 Payment. Buyer shall have paid the Cash Portion of the Purchase Price to Seller in accordance with Section 2.4 of this Agreement.

        10.5 Documents. Buyer shall have executed and delivered such agreements and undertakings confirming Buyer's assumption of the Assumed Liabilities as Seller shall reasonably request.

        10.6 Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission: (a) challenging any of the transactions contemplated by this Agreement or (b) seeking monetary relief by reason of the consummation of such transactions.

        10.7 Escrow Agreement. Each of the Seller and Buyer shall have agreed upon an escrow agent to administer the Lock Box and shall have executed with such escrow agent the escrow agreement described in Section 2.4.

       SECTION 11. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS

        All representations and warranties made by Seller, Stockholder or Buyer as to any fact or condition existing on or before the Closing Date in this Agreement, in any exhibit, schedule or in any certificate delivered pursuant hereto shall survive the Closing for a period of one (1) year, except the representations and warranties in Section 4.16 which shall survive for the applicable limitations period, and in Section 4.25, which shall survive without time limit; provided, that there shall be no termination of any such representation or warranty as to which a claim has been asserted in writing prior to the termination of any such survival period. All such representations and warranties shall be unaffected by any investigation made by or on behalf of Buyer, Stockholder or Seller or by any knowledge obtained as a result thereof or otherwise. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely.

                           SECTION 12. INDEMNIFICATION

        12.1 Indemnity by Seller. The Seller and the Stockholder, jointly and severally, shall defend, indemnify and hold Buyer, its officers, directors, employees, subsidiaries and Affiliates harmless from and against all Losses arising out of or resulting from:

            (a) any material breach of the representations and warranties made by either Seller or Stockholder in or pursuant to this Agreement or the failure of such representations and warranties to be true and correct;

            (b) any material failure by Seller or the Stockholder to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, Liabilities or Obligations under this Agreement or under any of the documents delivered by Seller pursuant to this Agreement;

            (c) any failure of Seller or Stockholder to pay and discharge any Excluded Liabilities; and

            (d) any suit, action or other proceeding brought by any Person or Governmental Authority asserting any of the matters referred to in this Section 12.1.

        12.2 Indemnity by Buyer. Buyer and Kanakaris Wireless, Inc. shall jointly and severally indemnify and hold Seller harmless from and against all Losses arising out of or resulting from:

            (a) any material breach of any representations and warranties made by the Buyer in or pursuant to this Agreement or the failure of such representations and warranties to be true and correct;

            (b) any material failure by Buyer to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, Liabilities or Obligations under this Agreement or any of the documents and materials delivered by Buyer pursuant to this Agreement;

            (c) the failure by Buyer to pay, discharge or perform any Assumed Liabilities;

            (d) any claims asserted by third parties against Seller relating to the ownership, occupation or operation of the Business or the Purchased Assets by Buyer after the Closing Date; and

            (e) any suit, action, or other proceeding brought by any Person or Governmental Authority asserting any of the matters referred to in this Section 12.2.

        12.3 Notice of Claim. The indemnified party shall promptly notify the indemnifying party in writing in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under this Section 12. If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding (a "Third Party Claim"), the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such Third Party Claim. In connection with any such Third Party Claim, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such Third Party Claim shall be settled without the prior written consent of the indemnified party. If a firm written agreement is made by, or with the approval of the indemnifying party to settle any such Third Party Claim and the indemnified party unreasonably refuses to consent to such settlement, then: (a) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such Third Party Claim; (b) the maximum liability of the indemnifying party relating to such Third Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such Third Party Claim is greater than the amount of the proposed settlement; and (c) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party.

        12.4 Termination of Indemnification.

            (a) As to Buyer. The right of Buyer to be indemnified under this
Section 12 shall survive:

                (i) as to matters described in Section 12.1(a), 12.1(b), and 12.1(e), except as to matters arising from Taxes and Excluded Liabilities until the first anniversary of the Closing Date;

                (ii) as to matters relating to Taxes, until the termination of the applicable statute of limitations (including any waivers or extensions thereof agreed to by Buyer); and

                (iii) as to matters arising from Excluded Liabilities until the termination of the applicable statute of limitations on such claims (including any tolling thereof).

            (b) As to Seller. The right of Seller to be indemnified under this
Section 12 shall survive until the first anniversary of the Closing Date.

            (c) Exceptions. Notwithstanding subsections (a) and (b) hereof:

                (i) any indemnity claim based on fraudulent misrepresentations or fraudulent material omission or fraudulent breach of warranty shall survive without any time limitations; and

                (ii) any indemnity claim based on any matter which has been described in a notice to an indemnifying party pursuant to Section 12.3 of this Agreement prior to the expiration of the applicable time limitation set forth in subsections (a) and (b) above shall survive until the claim is finally resolved.

        12.5 Limitation. Each party's aggregate liability for indemnification pursuant to this Section 12 shall not exceed the Purchase Price, to the extent paid and delivered to Seller. The limitation in this Section shall not apply to fraud or to Losses arising out of Taxes of Seller or Excluded Liabilities.

        12.6 Exclusive Remedy. Each party agrees that its sole remedy against any other party for any Losses arising out of this Agreement, except for fraud, is set forth in this Section 12.

                              SECTION 13. AMENDMENT

        13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual written agreement of the Buyer and the Seller;

            (b) by Buyer if at any time it determines that the conditions precedent to its obligations hereunder in Section 9 hereof will not be satisfied prior to April 8, 2002;

            (c) by Seller if at any time it determines that the conditions precedent to its obligations hereunder in Section 10 hereof will not be satisfied prior to April 8, 2002;

            (d) by Buyer if the transactions contemplated hereby have not been consummated, through no fault or failure of the Buyer, on or before April 8, 2002; or

            (e) by Seller if such transactions have not been consummated, through no fault or failure of Seller, on or before April 8, 2002.

        13.2 Effect of Termination. If either Buyer or Seller terminates this Agreement pursuant to Section 13.1, this Agreement, except for the provisions of Sections 7.2, 14.1, 14.3 through 14.8 and 14.11, shall become void and have no effect. Notwithstanding the foregoing, nothing in this Section 13.2 shall relieve any party to this Agreement for breach of any provision of this Agreement. If it is judicially determined that termination of this Agreement was the result of any intentional breach of this Agreement, then, in addition to other remedies at law or in equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other party for their respective costs, fees and expenses of counsel, accountants, financial advisors or other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation.

        13.3 Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or effect in any way any rights arising by virtue of any prior or subsequent to such occurrence.

                               SECTION 14. GENERAL

        14.1 Costs and Expenses. Each of the parties hereto shall pay, without right of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, fees and disbursements of legal counsel, accountants, and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.

        14.2 Parties in Interest; Assignment.

            (a) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is not made for the benefit of any Person not a party hereto, and nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement, or any provision hereof.

            (b) This Agreement shall not be assigned by Buyer, Seller or Stockholder without the prior written consent of the other party; provided, that Buyer shall have the right to assign all or any portion of its rights and obligations under this Agreement to an Affiliate of Buyer without the Seller's or Stockholder's consent (including the right to receive title to any portion of the Purchased Assets). Any such assignment shall not release Buyer from its obligations herein, including its obligations with respect to the Assumed Liabilities.

        14.3 Confidentiality. Each party to this Agreement shall take all reasonable precautions to maintain the confidentiality of the negotiation or existence of this Agreement, the identity of the parties hereto and any nonpublic information concerning the other parties or their Subsidiaries or Affiliates provided to or discovered by any of them or their respective representatives and shall not disclose any of the above information to anyone other than as required by law and (a) those people directly involved in the investigation and negotiations pertaining to the transactions contemplated by this Agreement, including without limitation, attorneys, accountants and similar representatives, (b) such lenders or investors as may be necessary to finance the transactions contemplated hereby, and (c) such Persons or Governmental Authorities whose consents or approvals may be necessary or to whom notice needs to be given to permit consummation of the transactions contemplated hereby.

        14.4 Public Statements. Neither party to this Agreement shall, without the prior written consent of the other party hereto, make or cause to be made any press release or other public statement or announcement that directly or indirectly discloses the transactions contemplated by this Agreement; provided, however, that Buyer may issue a press release to announce the closing of the purchase of the Purchased Assets and, Buyer and Seller may make any public disclosure which it is advised by independent counsel it is required to make by applicable law or any listing or trading agreement concerning its securities.

        14.5 Choice of Law. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws, including equitable principles but without regard to principles of conflict of laws, of the State of California.

        14.6 Mediation. In the event of a dispute arising out of or related to this Agreement, the parties shall, prior to initiating litigation, first submit the dispute to non-binding mediation under the commercial mediation rules of the American Arbitration Association at its Los Angeles, California offices. The parties hereby acknowledge and agree that such mediation shall be deemed to be in the nature of settlement discussions and that neither the fact that such discussions took place, nor any statement or conduct of any participant in such discussions shall be admissible into evidence in any subsequent litigation or in any arbitration or other dispute resolution proceeding involving the parties. It is further understood and agreed that any disclosure in any form, including oral, by any Person participating in such mediation shall not operate as a waiver of any privilege, including work product or attorney-client privilege, applicable to the subject matter thereof.

        14.7 Notices. Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by telecopy, by a nationally-recognized overnight courier or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

                  If to Seller or the Stockholder:

                  [PLEASE PROVIDE]

                  ---------------------------------

                  ---------------------------------
                  Attention:
                            -----------------------
                  Fax:
                      -----------------------------

                  with a copy to:

                  Brown Rudnick Berlack Israels, LLP
                  120 W. 45th Street
                  New York, New York 10036
                  Attention:  Steven F. Wasserman, Esq.
                  Fax:  (212) 704-0196

                  If to Buyer:

                  Fast Forward Marketing, Inc.
                  3303 Harbor Blvd. Suite F-3
                  Costa Mesa, CA 92626
                  Attention:  Alex Kanakaris
                  Fax:  (949) 760-3670
                  with a copy to:

                  Rutan & Tucker, LLP
                  611 Anton Blvd. Suite 1400
                  Costa Mesa, CA 92626
                  Attention:  Larry A. Cerutti, Esq.
                  Fax:  (714) 546-9035

        or to such other Person or address as either such party may have specified in a notice duly given by the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so personally delivered, on the business day following delivery by sender to such an overnight courier, three business days after mailing or when receipt is confirmed if delivered by telecopy.

        14.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the documents referred to herein as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof.

        14.9 Cumulative Remedies. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies a party may otherwise have at law or in equity.

        14.10 Waiver. Any failure of Seller or Buyer to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer in the case of any such failure by Seller or by Seller in the case of any such failure by Buyer, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14.10.

        14.11 Severability. The unenforceability or invalidity of any Section or subsection or provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

        14.12 Headings. The headings of the Sections and subsections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Agreement.

        14.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

        14.14 Facsimiles. Any facsimile signature of any party hereto or to any other agreement executed in connection herewith shall constitute a legal, valid and binding execution hereof by such party.

        14.15 Construction. The Seller, the Stockholder and the Buyer hereby agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. Section, Exhibit and Schedule references contained in this Agreement refer to those contained in or attached to this Agreement unless otherwise specified.

                         [Signature appear on next page]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                    BUYER:

                                    FFM Acquisition Corp.


                                    By: /s/ Alex Kanakaris
                                        ----------------------------------------
                                    Title: CEO



                                    SELLER:

                                    Fast Forward Marketing, Inc.


                                    By:  /s/ Dan P. Reavis
                                        ----------------------------------------
                                    Title: President



                                    STOCKHOLDER:

                                    Intervisual Books, Inc.


                                    By:  /s/ Larry Nusbaum
                                        ----------------------------------------
                                    Title:  CEO



                                    KANAKARIS (with respect to Sections 5.1,
                                    5.2, 5.3 and 12 only):

                                    Kanakaris Wireless


                                    By:  /s/ Alex Kanakaris
                                        ----------------------------------------
                                    Title:  CEO

                            Schedule 1 - Definitions

        "Accounts Receivable" means all accounts and notes receivable of the Seller arising from the Business, products shipped or sold or services provided by the Business to the Seller or an Affiliate of the Seller.

        "Affiliate" means any Person who controls, is controlled by, or is under common control with, the designated entity. Ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

        "Assumed Liabilities" means the Liabilities and Obligations of Seller assumed by Buyer under Section 2.6 of the Agreement, but not including the Excluded Liabilities.

        "Balance Sheet" means the balance sheet of Seller as of the Closing Date, which Seller shall deliver to Buyer within five (5) days after the Closing Date.

        "Books and Records" means all books of account and other financial records of Seller relating to the Business.

        "Business" means the business of distributing video products (whether via media and of content currently existing or hereafter developed) produced by major motion picture studios and independent film video producers. Business shall not include the distribution of any video products: (i) consisting of works (a) exclusively authored by Seller or Stockholder (including works made for hire) or (b) whose authorship is owned by Seller or Stockholder or to which Seller or Stockholder has obtained exclusive control; or (ii) packaged and sold in a form containing, in addition to a video product, specialty packaging and promotional materials, or one or more books or other products.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

        "Closing" means the act or acts by which the transactions contemplated by the Agreement are accomplished.

        "Closing Date" means the date on which the Closing occurs. Unless the parties otherwise agree, any references to "after the Closing Date" means any time after the normal close of business of Seller on the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Computer Software Assets" means all Software, data rights, documentation and associated license, escrow, support and maintenance agreements used in the conduct of the Business.

        "Contamination" means the uncontained presence of Hazardous Substances at any property, or arising from any property, which may require remediation or otherwise give rise to liability under any applicable law.

        "Contracts" means all contracts, orders for spare parts, distribution agreements, service agreements, development agreements, consulting agreements, guarantees, commitments, instruments and other agreements relating to the acquisition or ownership of any of the Purchased Assets or the operation of the Business.

        "Environmental Investigation" means the investigation commissioned by Buyer of Seller's compliance with the Environmental Laws, the presence of Hazardous Substances or other toxic or hazardous materials on properties owned, leased or operated by Seller and the uses and condition of disposal sites for waste generated in connection with the operations of Seller.

        "Environmental Laws" means all environmental or health and safety statutes, ordinances, regulations, orders, directives, decrees, permits, governmental approvals, contractual requirements and requirements of common law concerning (i) activities relating to the Business, (ii) the Purchased Assets or any other properties or assets owned, leased or operated by Seller in connection with the Business, (iii) repairs or construction of any improvements, (iv) handling of any materials, (v) discharges into the air, soil, surface, water or ground water, and (vi) storage, treatment or disposal of any waste at or connected with any activity at such properties.

        "Environmental Lien" means any lien against the property held by the United States and CERCLA, or any lien held by any other Governmental Authority.

        "Environmental Permits" means all Permits issued under Environmental
Laws.

        "Equipment" means all machinery, equipment, leasehold improvements, owned trucks, owned automobiles, office furniture, office equipment, computing and telecommunications equipment (including the software loaded on such equipment unless separately listed in Schedule 2.1(f)), including leased equipment if the lease agreement relating thereto is a Lease.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means an entity the employees of which are treated as the employees of the Seller under Section 414(b), (c), (m) or (o) of the Code.

        "Excluded Assets" means the assets of Seller specifically excluded from the proposed transaction pursuant to Section 2.2 of the Agreement.

        "Excluded Liabilities" means the Liabilities and Obligations of Seller relating to the Business, the Excluded Assets or Seller under Section 2.7 of the Agreement.

        "Financial Statements" means the financial statements of Seller delivered to Buyer pursuant to Section 4.8(a) and included in Schedule 4.8(a).

        "Governmental Authority" means the government of the United States, any state or political subdivision thereof, any foreign country and any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

        "Hazardous Substances" means "hazardous substances" or "pollutants or contaminants" as defined pursuant to CERCLA, "regulated substances" within the meaning of Subtitle I of the

Resource Conservation and Liability Act, as amended, hazardous substances as defined under any applicable state or local Environmental Laws, petroleum or petroleum products, and any other substance considered toxic, hazardous or a potential threat to human health or the environment under any applicable Environmental Law, the presence of which has resulted or may result in (i) an Environmental Lien, or (ii) a party incurring costs or liabilities, or (iii) a party being ordered or directed to investigate, remediate or otherwise respond to a potential environmental threat posed by such substances.

        "Hired Employee" means any employee of Seller to whom Buyer offers employment after the Closing Date and who accepts such offer and commences such employment.

        "Intellectual Property" means all unpatented inventions, invention disclosures, multinational invention registrations, patents and patent applications (including, but not limited to, all reissues, divisions, continuations, continuations-in-part, extensions and re-examinations) and all rights therein provided by law, multinational treaties or conventions; all publications and copyrights; all trade secrets, know-how, formulas, and all common law and registered trademarks, trademark registrations, applications for trademark registrations, tradenames (including, but not limited to, the names listed in Schedule 4.3), or any derivation thereof, trade dress, brand names, service marks and logos, whether owned or licensed, including in each case, without limitation, those listed in Schedule 2.1(d).

        "Inventory" means all raw materials inventory, work-in-process inventory, finished goods inventory and spare parts inventory, together with all manufacturing supplies and boxing, labeling and other shipping materials and, to the extent permitted by law, an assignment of all related manufacturer or fabricator warranties, guarantees and indemnities.

        "Knowledge", "known to us" or "aware of" or "awareness" as used throughout this Agreement with respect to the Seller or Stockholder, shall mean the knowledge of either the Seller, the Stockholder or any of their officers, directors or employees, after reasonable investigation and, with respect to the Stockholder, shall mean the knowledge of the Stockholder, after reasonable investigation.

        "Leased Real Property" means parcels of land, together with all rights, interests and appurtenances therein or thereto, and the buildings, structures, installations, fixtures and other improvements thereon, leased by Seller and used in the Business.

        "Leases" means leases of Equipment and other tangible personal property, leases of Leased Real Property and other leases of Tangible Purchased Assets or intangible personal property, in each case whether classified as a capital or operating lease for accounting purposes.

        "Liabilities and Obligations" means any direct or indirect indebtedness, lease obligation, guaranty, endorsement, claim, loss, damage, deficiency, cost expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, whether arising in contract, tort or otherwise, whether now existing or hereafter arising.

        "Liens" means all mortgages, liens, pledges, charges, security interests, title retention or security agreements, claims, restrictions, leases, options, rights of first offer or first refusal, confidentiality or secrecy agreements, noncompetition agreements, defects in title and other encumbrances or rights of other with respect to any of the Purchased Assets.

        "Losses" means all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and disbursements and any other legal costs) suffered or incurred by a party.

        "Multiemployer Plan" means a "multiemployer plan" within the meaning of
Section 3(37(A)) of ERISA.

        "Open Orders" means all open orders for goods and services with customers of Seller arising from the Business, together with related purchase orders, contracts, subcontracts and accounts receivable and credit support associated therewith.

        "Permits" means all governmental permits, licenses, registrations, orders and approvals relating to the Business, all of which are listed in
Schedule 2.1(j).

        "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, or any other entity of whatever nature.

        "Plan" means any welfare plan as defined by Section 3(1) of ERISA, any pension plan as defined by Section 3(2) of ERISA, any other retirement, severance, continuation pay, termination pay, bonus, stock bonus, deferred compensation, insurance, vacation, personal leave, tuition reimbursement, dependent care assistance, cafeteria plan or other plan, policy or arrangement providing employee benefits (whether or not described in ERISA) maintained by or sponsored by Seller or an ERISA Affiliate of Seller to which Seller or any ERISA Affiliate contributes or is obligated to contribute.

        "Prepaid Expenses" means all expenses incurred by Seller prior to the Closing Date relating to the Business which are properly classified as prepaid expenses in accordance with GAAP and not excluded under Section 2.2.

        "Product Liability" means Liabilities and Obligations for property damage, death or personal injury (whether suffered or discovered prior to or after the Closing Date) arising from, caused by or attributable to, products manufactured, sold or distributed, or services performed or rendered by Seller or Seller's agents prior to the Closing Date.

        "Purchase Price" means the consideration payable for the Purchased Assets under Section 2.3 of the Agreement.

        "Purchased Assets" means all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, used in the Business and not excluded from the proposed transaction pursuant to Section 2.2 of the Agreement.

        "Real Property" means all parcels of land, together with all rights, interests and appurtenances therein or thereto, and the buildings, structures, installations, fixtures and other improvements thereon, owned by Seller and used in the Business.

        "Software" means all software owned, developed, licensed or used, including (i) all modifications, enhancements, fixes, updates, upgrades, bypasses and workarounds, (ii) the source code and object code for any of the foregoing and (iii) all operating systems, bridgeware, firmware, middleware and utilities.

        "Subsidiary" means a corporation in which Seller or any Subsidiary of Seller owns a majority of the common stock or has the power to elect a majority of the directors.

        "Tangible Purchased Assets" means all tangible personal properties and assets, whether owned or leased, included in the Purchased Assets.

        "Taxes" mean all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), estimated taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, duties, ad valorem taxes, value added taxes, excise taxes, capital stock or franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, recordation fees, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges and other obligations of the same or of a similar nature to any of the foregoing (including any interest or penalties relating to any of the foregoing), which a corporation or other entity may be required to pay, withhold or collect, imposed by any federal, territorial, state, local, or foreign government or any agency or political subdivision of any such government;

        "Technical Information" means all customer, dealer and supplier lists; serial number records; engineering, manufacturing, design, installation and other technical drawings, specifications and calculations; manufacturing and production processes and techniques; research and development information; operating, maintenance and repair manuals and instruction books; cost and estimating information, cost records, vendor data and other business records (including without limitation, sales histories); sales inquiries; consultant's reports; bills of material, test data and selected test material samples; advertising and promotional literature, including reproducible masters and all other commercial, sales, marketing, and technical data (including, but not limited to, data stored electronically or on other format, together with rights under any third party licenses necessary to use such data).

        "Warranty Claim" means a claim for the repair or replacement of products manufactured by the Business under unexpired warranties or for credits or price adjustments for such products, as a result of their failure to perform in accordance with the warranties made in connection with their sale.



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




                                   EXHIBIT 8.1

                       Counties and Political Subdivisions
                       Subject to Covenant Not to Compete

                  The following counties in the State of California:

                    Alameda             Orange
                    Alpine              Placer
                    Amador              Plumas
                    Butte               Riverside
                    Calaveras           Sacramento
                    Colusa              San Benito
                    Contra Costa        San Bernardino
                    Del Norte           San Francisco
                    El Dorado           San Joaquin
                    Fresno              San Luis Obispo
                    Glenn               San Mateo
                    Humboldt            Santa Barbara
                    Imperial            Santa Clara
                    Inyo                Santa Cruz
                    Kern                Shasta
                    Kings               San Diego
                    Lake                Sierra
                    Lassen              Siskiyou
                    Los Angeles         Solano
                    Madera              Sonoma
                    Marin               Stanislaus
                    Mariposa            Sutter
                    Mendocino           Tehama
                    Merced              Trinity
                    Modoc               Tulare
                    Mono                Tuolumne
                    Monterey            Ventura
                    Napa                Yolo
                    Nevada              Yuba

        All counties and political subdivisions in each of the other forty-nine states of the United States of America.

        The District of Columbia.


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